                                                                    Exhibit 10.1

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                            MASTER SERVICES AGREEMENT

                                     between

                  VISTEON CORPORATION, a Delaware corporation,

                                       and

    AUTOMOTIVE COMPONENTS HOLDINGS, LLC, a Delaware limited liability company dated as of September 30, 2005

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
                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Article I DEFINITIONS....................................................     2
   1.1     Definitions...................................................     2

Article II TERM OF AGREEMENT.............................................     6
   2.1     Term..........................................................     6

Article III SERVICES.....................................................     6
   3.1     Scope.........................................................     6
   3.2     Limitations and Exclusions....................................     7
   3.3     Provision of Services to ACH Buyers and to Ford...............     9
   3.4     Material Change in Volume or Priority of Services.............    10
   3.5     Management and Control of the Services........................    11
   3.6     New Services..................................................    12
   3.7     Initial IT Transition Services................................    13
   3.8     Mutual Obligations............................................    13
   3.9     Consents......................................................    13

Article IV DISPUTES AND DISPUTE RESOLUTION...............................    14
   4.1     Disputes......................................................    14
   4.2     Notice of Non-Compliance......................................    15
   4.3     Dispute Resolution............................................    16

Article V CHARGES AND PAYMENTS...........................................    16
   5.1     Fees for Services.............................................    16
   5.2     Capital Investments...........................................    18
   5.3     Payment.......................................................    19
   5.4     Audits and Access to Information..............................    21
   5.5     Taxes.........................................................    23

Article VI TERMINATION...................................................    23
   6.1     Termination by Visteon........................................    23
   6.2     Termination of Agreement and Services by ACH..................    24
   6.3     Effect of Expiration or Termination; Survival.................    25

Article VII USE OF VISTEON SOFTWARE AND EQUIPMENT........................    25
   7.1     Use of Visteon Software and Equipment.........................    25

Article VIII PERSONNEL, FACILITIES AND SYSTEMS...........................    26
   8.1     Personnel.....................................................    26
   8.2     Facilities....................................................    26
   8.3     Technology Changes............................................    26

Article IX INDEMNIFICATION...............................................    28
   9.1     Indemnification...............................................    28

   9.2     Exclusive Remedy..............................................    28

Article X COMPLIANCE WITH AND CHANGES TO LAWS AND POLICIES...............    28
   10.1    Compliance with Laws and Policies.............................    28
   10.2    Changes in Laws...............................................    28

Article XI CONFIDENTIAL INFORMATION......................................    29
   11.1    Confidential Information......................................    29

Article XII LIMITATION OF LIABILITY; NO WARRANTIES.......................    30
   12.1    Limitation of Liability.......................................    30
   12.2    Exclusion of Incidental and Consequential Damages.............    30
   12.3    No Warranties.................................................    30
   12.4    Essential Elements............................................    30

Article XIII FORCE MAJEURE...............................................    31
   13.1    Force Majeure.................................................    31

Article XIV INTELLECTUAL PROPERTY........................................    31
   14.1    Intellectual Property.........................................    31
   14.2    Interest in Proprietary Information...........................    31

Article XV MISCELLANEOUS.................................................    33
   15.1    Notices.......................................................    33
   15.2    Amendments; Waiver............................................    34
   15.3    Interpretation................................................    34
   15.4    Successors and Assigns........................................    34
   15.5    Governing Law.................................................    35
   15.6    Jurisdiction..................................................    35
   15.7    Waiver of Jury Trial..........................................    35
   15.8    Counterparts; Effectiveness; Third-Party Beneficiaries........    35
   15.9    Entire Agreement..............................................    35
   15.10   Severability..................................................    36
   15.11   Independent Contractors.......................................    36
   15.12   Specific Performance..........................................    36

                                    EXHIBITS

Exhibit A   FORM OF PARTICIPATION AGREEMENT FOR ACH BUYERS................     1
Exhibit B   FUNCTIONAL SERVICE AREA STATEMENTS OF WORK....................   B-1
Exhibit C   INITIAL IT TRANSITION SERVICES................................   C-1
Exhibit D   SELL-SIDE ACTIVITES...........................................   D-1
Exhibit E   INTERNAL AUDIT AND CONTROLS...................................   E-1


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
                            MASTER SERVICES AGREEMENT

     This MASTER SERVICES AGREEMENT, dated as of September 30, 2005 is made by and between VISTEON CORPORATION, a Delaware corporation ("Visteon") and AUTOMOTIVE COMPONENTS HOLDINGS, LLC, a Delaware limited liability company ("ACH LLC", and collectively with its Subsidiaries, "ACH"), and shall be effective as of the closing date of the Purchase Agreement (as defined herein) (the "Effective Date"). Visteon and ACH are each individually referred to herein as a "Party," and collectively, as the "Parties."

                                    RECITALS

     WHEREAS, Visteon and Automotive Components Holdings, Inc., a Delaware corporation ("ACH Holdings"), have entered into that certain Contribution Agreement dated as of September 12, 2005 (the "Contribution Agreement") pursuant to which, among other things, Visteon contributed or transferred, or caused to be contributed or transferred, to the capital of ACH LLC certain assets and liabilities relating to the Business (as defined in the Contribution Agreement);

     WHEREAS, Ford Motor Company ("Ford") and Visteon have entered into that certain Visteon "B" Purchase Agreement dated as of September 12, 2005 (the "Purchase Agreement") pursuant to which, among other things, Visteon has agreed to sell to Ford, and Ford has agreed to purchase from Visteon, all of the outstanding capital stock of ACH Holdings;

     WHEREAS, Visteon and ACH Holdings have entered into, concurrently with the execution and delivery of this Agreement by Visteon and ACH LLC, a Software License and Contribution Agreement (the "Software License and Contribution Agreement") pursuant to which, among other things, Visteon transferred or licensed certain intellectual property rights to ACH LLC, certain ACH Buyers (as defined herein) and Ford;

     WHEREAS, ACH wishes Visteon to provide, and Visteon wishes to provide, certain information technology and other transitional services to ACH, certain ACH Buyers and Ford, so that ACH may continue to operate the Business, and to facilitate the transfer of components of the Business from Visteon to ACH, ACH Buyers and Ford; and

     WHEREAS, it is a condition of the Contribution Agreement that Visteon and ACH enter into this Agreement, which sets forth the terms and conditions under which such services will be provided by Visteon to ACH, certain ACH Buyers and Ford.

     NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


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                                    ARTICLE I
                                   DEFINITIONS

     1.1  DEFINITIONS.

          Capitalized terms set forth in this Agreement (including any plurals) shall have the meanings set forth in this Article I when such terms are used in this Agreement. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Contribution Agreement.

     "AGREEMENT" means this Master Services Agreement, as the same may be amended, modified or supplemented from time to time pursuant to Section 15.2(a).

     "APPLICABLE DATE" has the meaning set forth in Section 3.3(b).

     "BUSINESS DAYS" means a day, other than Saturday, Sunday or any other day on which commercial banks in Detroit, Michigan are authorized or required by law to close.

     "CAPITAL INVESTMENT NOTICE" has the meaning set forth in Section 5.2(a).

     "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 11.1(a).

     "CONTRIBUTION AGREEMENT" has the meaning set forth in the recitals.

     "COST" has the meaning set forth in Section 5.1(d).

     "DESIGNATED EXECUTIVES" has the meaning set forth in Section 4.1(c).

     "DISPUTE" has the meaning set forth in Section 4.1(a).

     "EFFECTIVE DATE" has the meaning set forth in the preamble.

     "EQUIPMENT" means equipment owned or leased by Visteon, its Affiliates or a Visteon Third Party Service Provider and not contributed to ACH pursuant to the Contribution Agreement through which Services will be provided hereunder (including, but not limited to, mainframe equipment, servers, data storage devices, wide area network and local area network equipment, peripherals and desktop and laptop computers, telephones, telephone systems, telephone networks, voice mail systems and voice mail networks, systems, systems architecture, Software, databases, technology infrastructure and applications, test equipment and related fixtures, and warehouse equipment).

     "ESTIMATED INVOICE" has the meaning set forth in Section 5.3(a).

     "ESTIMATED MONTHLY SERVICE FEE" has the meaning set forth in Section
5.3(a).

     "EXCLUDED SERVICE" means (a) any Service specifically set forth on Section 3.11(b)(i) of the Disclosure Schedule, (b) any Service that is specifically identified as an Excluded Service in a Statement of Work, provided, however, that such Service shall be an Excluded Service only for purposes of the Statement of Work in which it is so identified, (c) any Service (including any


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Service performed by Leased Employees) that is not specifically identified in a
Statement of Work as of May 1, 2006 or (d) any Service that was identified in a Statement of Work but is subsequently terminated by ACH in accordance with
Section 6.2 of this Agreement.

     "EXTENDED TERM" has the meaning set forth in Section 2.1(b).

     "FACILITIES" has the meaning set forth in Section 8.2(a).

     "FIXED ALLOCATION RATIO" has the meaning set forth in Section 5.3(b).

     "FORCE MAJEURE" has the meaning set forth in Section 13.1.

     "FUNCTIONAL SERVICE AREA STATEMENT(S) OF WORK" means the following statements of work, as amended from time to time in accordance with this
Agreement:

          Exhibit B-1:  Communications
          Exhibit B-2:  Real Estate
          Exhibit B-3:  Legal
          Exhibit B-4:  Quality (including EPL-Quality)
          Exhibit B-5:  Purchasing
          Exhibit B-6:  Intellectual Property
          Exhibit B-7:  Manufacturing Engineering & PLT
          Exhibit B-8:  Material Planning and Logistics
          Exhibit B-9:  Aftermarket and OE Service
          Exhibit B-10: Engineering
          Exhibit B-11: Information Technology
          Exhibit B-12: Mexico Operation
          Exhibit B-13: Human Resources
          Exhibit B-14: Finance.

     "INITIAL TERM" has the meaning set forth in Section 2.1(a).

     "INITIAL IT TRANSITION SERVICES" has the meaning set forth in Section 3.7.

     "LAWS" means any law, statute (including all applicable building, zoning, subdivision, health and safety and other land use statutes), regulation, rule, permit, license, certificate, judgment, order, award or other legally binding decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

     "LEASED EMPLOYEES" has the meaning set forth in the Visteon Salaried Employee Lease Agreement.

     "LOSSES" means any and all losses, liabilities, costs, claims, demands, damages, fines, penalties and expenses, including reasonable attorneys' fees and expenses.

     "NEW SERVICE" means any service that is (i) not identified in a Statement of Work during the Term, or (ii) an Excluded Service that, upon mutual agreement of the Parties and in accordance with Section 3.6, is added to the scope of Services under this Agreement. Upon such


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addition, such New Services shall be included in the term "Services" and the
Costs for such New Services shall be determined in accordance with Article V.

     "NEW SERVICES REQUEST" has the meaning set forth in Section 3.6(a).

     "NOTICE OF NON-COMPLIANCE" has the meaning set forth in Section 4.2.

     "PARTICIPATION AGREEMENT" has the meaning set forth in Section 3.3(b).

     "PARTICIPATION NOTICE" has the meaning set forth in Section 3.3(c).

     "PERSONNEL" means the employees, or if applicable, agents, subcontractors or representatives of Visteon or its Affiliates or Visteon Third Party Service Providers who provide any Services under this Agreement.

     "PURCHASE AGREEMENT" has the meaning set forth in the Recitals.

     "QUALIFYING CAPITAL INVESTMENTS" has the meaning set forth in Section 5.2(a) and Section 5.2(b).

     "RELATIONSHIP MANAGER" has the meaning set forth in Section 4.1(b).

     "SERVICE" means any service, function, or responsibility either (i) identified in the Statements of Work attached to this Agreement as of the date of this Agreement or (ii) identified by ACH on or prior to May 1, 2006 as reasonably required for the operation of the Business as a going concern, but excluding Excluded Services. For the avoidance of doubt, Services shall include New Services that are agreed to by the Parties in writing pursuant to the terms of this Agreement; provided, however, that the Costs for such New Services shall be determined in accordance with Article V.

     "SERVICE FEES" has the meaning set forth in Section 5.1(c).

     "SERVICE LEVEL" has the meaning set forth in Section 3.1(e).

     "SERVICE LEVEL EXCLUSION EVENT" has the meaning set forth in Section
3.2(e).

     "SERVICE LEVEL SCHEDULE" means a schedule (as may be amended from time to time in accordance with the terms of this Agreement) attached to a Statement of Work identifying the Service Level for the applicable Service obtained from Visteon pursuant to this Agreement.

     "SIGNIFICANT EVENT" has the meaning set forth in Section 5.3(b)(iii).

     "SOFTWARE" has the meaning ascribed thereto in the Software License and Contribution Agreement.

     "SOFTWARE LICENSE AND CONTRIBUTION AGREEMENT" has the meaning set forth in the Recitals.


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
     "STATEMENT(S) OF WORK" means (a) the Functional Service Area Statement(s) of Work (as such Statement(s) of Work shall be amended from time to time in accordance with the terms of this Agreement) and (b) such other statements of work that Visteon and ACH LLC may enter into from time to time pursuant to the terms of this Agreement to authorize Visteon to perform Services. For the avoidance of doubt, except as otherwise expressly provided in this Agreement or in a Functional Services Area Statement of Work (in effect of the Effective
Date), the terms and conditions of this Agreement shall take precedence over any Statement of Work.

     "TECHNOLOGY CHANGES" has the meaning set forth in Section 8.3(a).

     "TERM" means the Initial Term, and if extended in accordance with Section 2.1(b), the Extended Term.

     "TERMINATION CHARGES" means all costs, fees and expenses incurred by Visteon as a result of any early termination or significant reduction in the Services by ACH, including, without limitation, any termination fees, "kill fees," stranded costs (direct or indirect), wind-down fees, minimum revenue commitment shortfall charges, fees or expenses actually incurred by Visteon as a result of early termination or significant reduction of each such Service, including those amounts payable to any Visteon Third Party Service Providers.

     "ACH BUYER(S)" has the meaning set forth in Section 3.3(a).

     "ACH CHANGE NOTICE" has the meaning set forth in Section 3.4(a).

     "ACH ELECTION NOTICE" has the meaning set forth in Section 3.2(b).

     "VISTEON A TRANSACTION DOCUMENT" has the meaning set forth in the Visteon A Transaction Agreement dated September 12, 2005 between Ford and Visteon.

     "VISTEON B TRANSACTION DOCUMENT" has the meaning set forth in the Purchase Agreement.

     "VISTEON CAPACITY NOTICE" has the meaning set forth in Section 3.2(b).

     "VISTEON CHANGE NOTICE" has the meaning set forth in Section 3.2(b).

     "VISTEON HOURLY EMPLOYEE LEASE AGREEMENT" means the Visteon Hourly Employee Lease Agreement dated as of October 1, 2005 by and between Visteon and ACH LLC.

     "VISTEON LICENSED SOFTWARE" means Software owned by a third party and licensed or sublicensed to Visteon or its Affiliates.

     "VISTEON OWNED SOFTWARE" means Software owned by Visteon or its Affiliates.

     "VISTEON SALARIED EMPLOYEE LEASE AGREEMENT" means the Visteon Salaried Employee Lease Agreement dated as of October 1, 2005 by and between Visteon and ACH LLC.


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
     "VISTEON THIRD PARTY SERVICE PROVIDER" means any Person (excluding ACH or an Affiliate thereof) contracting directly or indirectly with Visteon to provide Equipment, Visteon Licensed Software or services that are used or provided by Visteon to perform the Services under this Agreement from time to time during the Term.

                                   ARTICLE II
                                TERM OF AGREEMENT

     2.1  TERM.

          (a) The term of this Agreement shall commence on the Effective Date and will terminate on December 31, 2008 (the "Initial Term"), unless extended or terminated earlier pursuant to the terms of this Agreement.

          (b) Upon not less than ninety (90) days written notice to Visteon prior to expiration of the Initial Term, ACH shall have a one (1)-time right to extend the Initial Term by up to twelve (12) months, provided that ACH acknowledges that the Service Fees set forth herein shall be subject to increase, as set forth in Section 5.1, during any such extension period (such extension period, the "Extended Term"). Such extension notice shall indicate the period, which may not be more than twelve (12) months, by which ACH desires to extend the Initial Term.

          (c) Upon expiration of the Term, Visteon's obligations to provide the Services shall immediately expire.

                                   ARTICLE III
                                    SERVICES

     3.1  SCOPE.

          (a) At the Effective Date, Visteon shall provide to ACH the Services set forth in the applicable Statements of Work at the applicable Service Levels, and ACH shall make payment to Visteon for the Services provided, in accordance with the terms, and subject to the conditions, of this Agreement.

          (b) This Agreement establishes the standard provisions that will apply to the provision of Services by Visteon to ACH. The Parties acknowledge and agree that Visteon has historically provided Services to the Business and that the Parties have attempted to identify the Services required by ACH as of the Effective Date in the Functional Service Area Statements of Work. To the extent that questions arise as to the scope of the Services to be provided hereunder, the nature of a particular Service, or any other responsibilities of Visteon or ACH hereunder, the Parties shall be guided by past reasonable practices of Visteon and the Business.

          (c) The scope of the Services to be provided hereunder may be expanded to provide for New Services only as provided in Section 3.6.

          (d) ACH acknowledges and agrees that Visteon has outsourced and retains the right to outsource significant portions of its own information technology and other services requirements to various third parties and that any and all of the Services may be provided


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directly by Visteon or indirectly through Visteon Third Party Service Providers, subject to the terms and conditions of this Agreement. Visteon acknowledges and agrees that, subject to the terms and conditions of this Agreement, ACH shall not be obligated to receive any Services, in whole or in part, from Visteon or any Visteon Third Party Service Provider, and that ACH may, in its sole discretion, elect to receive, in whole or in part, any and all Services from a third party not affiliated with Visteon or any Visteon Third Party Service Provider, subject to the terms and conditions of this Agreement.

          (e) Except as otherwise mutually agreed by the Parties in a Statement of Work, Visteon shall provide each Service at a service level that is the highest of (i) substantially the same manner and at least an equivalent quality
(A) as then currently provided by Visteon for such Service to Visteon's own business, or (B) in the event that Visteon ceases to use a particular Service, as provided by Visteon for such Service to Visteon's own business immediately prior to the time that Visteon ceased using such Service, (ii) the same manner and quality as provided by Visteon to the Business as of May 24, 2005, and (iii) the service level set forth in the applicable Statement of Work (such highest service level, the "Service Level"). The applicable Service Level for each Statement of Work shall include the implementation of, and adherence to, by Visteon or a Visteon Third Party Service Provider, as appropriate, effective internal controls governing the Services provided. For purposes of this Section 3.1(e), "effective internal controls" shall be defined as at least the same level of internal controls that Visteon applies to its own business supplemented by internal control reviews by ACH and Ford as needed. The Parties agree that Visteon's performance of Services at a level at or above the applicable Service Level shall be a satisfactory level of performance of such Services. For the avoidance of doubt and except as otherwise mutually agreed by the Parties, the manner of providing a Service shall include, without limitation, the timing, method of delivery, and similar details relating to the provision of the Service; and further, Visteon shall respond with the same level of urgency to any threatened or actual disruption of the Services to ACH as it would respond to a similar threatened or actual disruption within Visteon's own internal operations.

          (f) In order to optimize the financial and operational efficiency of providing Services to ACH's subsidiaries located in Mexico, the Parties agree to negotiate in good faith within a reasonable time after the date of this Agreement, on terms and conditions mutually agreeable to the Parties, (i) to implement the applicable provisions of this Agreement in order to provide for the provision of Services by a Mexican subsidiary of Visteon to ACH's subsidiaries located in Mexico, and (ii) to amend the Statements of Work under this Agreement as may be required in connection with such implementation of this Agreement.

     3.2  LIMITATIONS AND EXCLUSIONS.

          (a) Visteon's obligation to provide the Services is subject to: (i) any limitations imposed by applicable Laws; and (ii) the limitations expressly set forth in this Agreement including, without limitation, in this Section 3.2.

          (b) In the event that (i) Visteon receives notice from a Visteon Third Party Services Provider or otherwise becomes aware of an impending material change in the Services provided by such Visteon Third Party Service Provider to Visteon, including, but not limited to, the expiration, termination or renegotiation of any contract, any impending increase or decrease


                                        7
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in costs or Service Levels, or any other change that is reasonably likely to materially affect any Service(s) provided by Visteon to ACH hereunder, or (ii) Visteon becomes aware of or determines to pass through to ACH any proportional material change in the Cost of any Service, Visteon shall, within a reasonable time after receiving such notice, provide ACH with written notice of such material change (such notice, a "Visteon Change Notice"). The Visteon Change Notice shall include a description in reasonable detail of the material change. Visteon agrees to consult with ACH at the request of ACH with respect to any such material change. Within a reasonable time after the receipt of a Visteon Change Notice, ACH shall notify Visteon of whether ACH desires to continue to receive the affected Service(s) or whether ACH desires to terminate the affected Service(s) in accordance with Section 6.2(b) of this Agreement (such notice, a "ACH Election Notice"). If, notwithstanding the material change described in the Visteon Change Notice, ACH elects in the ACH Election Notice to continue to receive the affected Service(s) in accordance with the terms of this Agreement, Visteon shall use commercially reasonable efforts to continue to provide or procure such Service(s) in accordance with the terms of this Agreement on behalf of ACH, it being understood by the Parties that any such continued provision or procuring of the Service(s) by Visteon shall continue to occur in accordance with Article V. Within a reasonable time after receipt of the ACH Election Notice, Visteon shall determine in good faith whether it is able through the use of commercially reasonable efforts (as defined in Section 3.6(b)) to continue to provide or procure such Service(s) and shall notify ACH of such determination (such notice, a "Visteon Capacity Notice"). In the event that Visteon determines in good faith that, despite the use of commercially reasonable efforts, it is unable to continue to provide or procure such Service(s) in accordance with the terms of this Agreement, Visteon shall explain in reasonable detail in the Visteon Capacity Notice the reasons for Visteon's inability to continue to provide or procure such Service(s) and shall cooperate in good faith with ACH to identify and facilitate (by providing reasonable access to its personnel, facilities, equipment or otherwise) an alternative means of obtaining such Service(s). If ACH wishes to dispute Visteon's inability to provide or procure such Service(s), then the Parties shall make use of the provisions of Article IV hereof to resolve any such dispute.

          (c) Under this Agreement, the provision of the Services shall be subject in all respects to (i) such policies, procedures, methodologies of Visteon and (ii) other matters that may be mutually agreed to by Visteon and Visteon Third Party Service Providers on or after the Effective Date, provided that Visteon or such Visteon Third Party Service Providers, as the case may be, continue to meet the requirements set forth in this Agreement and the applicable Statement(s) of Work or Service Level Schedule.

          (d) ACH shall use the Services for its own internal business purposes only and solely to support the Business or a portion thereof, and will not act as a commercial reseller of, or service desk with respect to, all or any portion of the Services to third party entities, provided, however, that upon reasonable advance written notice to Visteon and subject to applicable Law, limitations contained in agreements between Visteon and Visteon Third Party Service Providers, and Section 3.9, ACH shall have the right in its sole discretion to resell all or any portion of the Services to Ford or to ACH Buyers in accordance with Section 3.3 and without mark-up.

          (e) Visteon shall not be liable for any failure to meet any applicable Service Level to the extent Visteon is unable to meet such Service Level(s) (i) due to the acts, errors or omissions of ACH or any third party that is not a Visteon Third Party Service Provider; (ii) with


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respect to equipment or software provided by ACH and used by Visteon with respect to the Services, due to any failure of ACH to secure the access rights or maintenance and support services from the vendor of such equipment or software necessary for Visteon to provide such Services, or (iii) because ACH declines to make a Qualifying Capital Investment in accordance with Section 5.2 below, provided that Visteon has previously notified ACH in writing that the implementation of such request or refusal to make such Qualifying Capital Investment would result in such failure to meet the applicable Service Level (each a "Service Level Exclusion Event"). Notwithstanding the preceding sentence, in the event of any such failure, Visteon shall use commercially reasonable efforts to mitigate the effects thereof. Visteon shall not be excused from the performance of its obligations under this Agreement by the failure under any agreement between Visteon and a Third Party Service Provider of either Visteon or such Visteon Third Party Service Provider to perform its respective obligations under such agreement.

     3.3  PROVISION OF SERVICES TO ACH BUYERS AND TO FORD.

          (a) If, during the Term, a third party purchaser of a line of business or all or substantially all of the business conducted at any Plant(s) (a "ACH Buyer") requests Visteon to provide any or all of the Services then being provided by Visteon to ACH under this Agreement, then Visteon shall provide Services to such ACH Buyer for a period not to exceed twenty-four (24) months after completion of a sale of such business by ACH to such ACH Buyer. Visteon's obligation to provide any Services to a ACH Buyer that are provided to Visteon by Visteon Third Party Service Providers is subject to (i) the terms and conditions set forth in this Agreement and the Statements of Work and (ii) the satisfaction by ACH Buyer of the conditions set forth in Section 3.3(b) below.

          (b) For a ACH Buyer to receive Services under this Agreement, such ACH Buyer shall enter into a written agreement with Visteon substantially in the form attached hereto as Exhibit A, together with such other commercial terms and conditions as Visteon and the ACH Buyer may agree (each such agreement, a "Participation Agreement"). Visteon shall negotiate with any such ACH Buyer in good faith and in a commercially reasonable and expeditious manner. Each Participation Agreement shall be a separate contract between the parties thereto. Each ACH Buyer shall have the right to receive all Services being received by ACH at the time that such ACH Buyer and Visteon enter into the applicable Participation Agreement (the "Applicable Date"), and the terms and conditions of this Agreement that reasonably apply to such ACH Buyer and the particular Services desired by such ACH Buyer shall be incorporated into each Participation Agreement and shall remain in full force and effect during the term of such Participation Agreement, as such terms and conditions may be amended, either at the Applicable Date or thereafter, by mutual agreement of Visteon and such ACH Buyer. In the event that a ACH Buyer requests that Visteon provide New Services or Excluded Services (determined as of the Applicable Date) to such ACH Buyer, Visteon shall determine in its sole discretion whether to provide such New Services or Excluded Services.

          (c) No later than five (5) days after entering into a Participation Agreement with a ACH Buyer, Visteon shall provide written notice thereof to ACH (such notice, a "Participation Notice"). Each Participation Notice shall include a copy of the executed version of the applicable Participation Agreement and any schedules of work or service level schedules thereto, subject to any applicable confidentiality requirements. Notwithstanding any provision in

Section 6.2 of this Agreement to the contrary, upon receipt of a Participation Notice, ACH shall have the right to terminate any and all Service(s) with respect to the Plants to be acquired from ACH by the applicable ACH Buyer, effective immediately upon the effective date of the applicable Participation Agreement, as set forth in Section 6.2(c).

          (d) If, during the Term (including the Extended Term, if applicable), Ford requests Visteon to provide with respect to any Plant(s) that may be subsequently transferred to Ford or any Affiliate any of the Services then being provided by Visteon to ACH under this Agreement, Visteon shall provide such Services to Ford in accordance with Section 5.1(a). Visteon's obligation to provide any Services to Ford that are provided to Visteon by Visteon Third Party Service Providers is subject to the terms and conditions set forth in this Agreement and the applicable Statements of Work. For Ford to receive Services under this Agreement, Ford shall enter into a written agreement with Visteon in such form as Ford and Visteon may agree. At such time as Ford and Visteon enter into such agreement, the terms and conditions of this Agreement that reasonably apply to Ford and the particular Services desired by Ford shall be incorporated into such agreement and shall remain in full force and effect during the term of such agreement, as such terms and conditions may be amended, either at such time as Visteon and Ford enter into such agreement or thereafter, by mutual agreement of Visteon and Ford. Notwithstanding the preceding sentence, in no event shall Ford be eligible to receive Excluded Services (determined as of the effective date of such agreement), unless otherwise mutually agreed by Visteon and Ford.

     3.4  MATERIAL CHANGE IN VOLUME OR PRIORITY OF SERVICES.

          (a) If, at any time during the Term of this Agreement, ACH determines to make a material increase or decrease in the volume or a materially different priority of any Service being provided to ACH, ACH shall submit to Visteon reasonable advance written notice requesting a material increase or decrease in the volume or a materially different priority of any Service being provided to ACH as of the date of the request (such request, a "ACH Change Notice"). In the event that there is a ACH Change Notice resulting in a material decrease in the consumption of Services and which results in Costs incurred by Visteon after the material decrease of Service that cannot be offset, avoided or mitigated by Visteon, Visteon shall provide written notice thereof to ACH and ACH agrees to continue paying its proportional share of such Costs for ninety (90) days from the date of the ACH Change Notice. For any such Costs that Visteon continues to incur after such ninety (90) days, the Parties acknowledge that Visteon shall be entitled to reimbursement thereof pursuant to the terms of the Escrow Agreement. The ACH Change Notice shall include a description in reasonable detail of the material increase or decrease in volume or material difference in priority, and, upon the written request of Visteon, within a reasonable period of time following receipt of such request, ACH shall submit to Visteon any additional information reasonably required by Visteon to evaluate such request. Visteon shall use commercially reasonable efforts to accommodate any such request, it being understood by the Parties that any such accommodation shall occur in accordance with Article V. Within a reasonable period of time following receipt of the ACH Change Notice, Visteon shall determine in good faith whether it is able through the use of commercially reasonable efforts to accommodate the request and shall provide ACH with a Capacity Notice.

          (b) In the event that Visteon determines that, through the use of commercially reasonable efforts, it is able to accommodate the request in the ACH Change Notice, Visteon shall set forth in reasonable detail in the Capacity Notice an estimated schedule for such accommodation and the estimated Cost. Within a reasonable time after receiving the Capacity Notice, ACH shall provide Visteon with a ACH Election Notice indicating whether ACH elects to (i) receive the affected Service(s) on the terms set forth in the Capacity Notice, (ii) continue to receive the affected Service(s) without the requested increase or decrease in volume or different priority, or (iii) terminate the affected Service(s) in accordance with Article VI of this Agreement.

          (c) In the event that Visteon determines in good faith that, despite the use of commercially reasonable efforts, it is unable to accommodate the request in the ACH Change Notice, Visteon shall explain in reasonable detail in the Capacity Notice the reasons for Visteon's inability to accommodate the request. Within a reasonable time after receiving the Capacity Notice, ACH shall provide Visteon with a ACH Election Notice indicating whether ACH elects to (i) continue to receive the applicable Service(s) without the requested increase or decrease in volume or different priority, or (ii) terminate the affected Service(s) in accordance with Article VI of this Agreement.

          (d) If ACH wishes to dispute Visteon's inability to accommodate any request under this Section 3.4, then the Parties shall make use of the provisions of Section 4.1 to resolve any such dispute.

     3.5  MANAGEMENT AND CONTROL OF THE SERVICES.

          (a) The management of and control over the provision of the Services (including, without limitation, the determination or designation at any time of the Equipment, employees and other resources of Visteon to be used in connection with the provision of the Services) shall reside solely with Visteon. Subject to Sections 3.1(e) and 3.2(b), Visteon shall have the right in its sole discretion to modify or change the methods of operation and delivery of the Services, including the right in its sole discretion to use a new or different Visteon Third Party Service Provider to provide a particular Service, provided that Visteon continues to fulfill its obligations under this Agreement.

          (b) Visteon shall provide to ACH at least seven (7) days prior written notice of the proposed date of any scheduled outage affecting the delivery of the Services and shall cooperate with ACH in determining the exact date and time during which such a scheduled outage shall occur, taking into account any scheduled events at ACH that would be disrupted by such an outage; provided, that in the event that an outage of any Visteon operating system is required to perform any emergency maintenance work, Visteon shall provide ACH with as much prior notice of such an outage as is reasonably practicable in the circumstances. All changes to or outages of any Visteon operating system shall be conducted in accordance with Visteon's standard policies and procedures.

     3.6  NEW SERVICES.

          (a) In the event that ACH wishes to obtain New Services during the Term, ACH may request in writing that Visteon provide New Services (a "New Services Request"), pursuant to a validly executed amendment to a Statement of Work or a new Statement of Work in accordance with this Section 3.6.

          (b) Visteon shall use commercially reasonable efforts to accommodate any such New Services Request from ACH. For purposes of this Section 3.6, accommodating a New Services Request shall be deemed commercially reasonable if, notwithstanding any plan, policy or practice of Visteon to reduce the scope, level and/or volume of services provided to the Business prior to the Closing, such New Services Request is a request for any New Services that are reasonably required for the operation of the Business as a going concern. New Services shall be deemed reasonably required for the operation of the Business as a going concern if a reasonable business person would expect ACH to receive or otherwise enjoy the benefits thereof, or of substantially similar services, in the ordinary course as a going concern in the automotive supply businesses in which ACH is active at the time of such New Services Request. Upon the written request of Visteon, within a reasonable period of time following receipt of such request, ACH shall submit to Visteon any information reasonably required by Visteon to evaluate such New Services Request. Within a reasonable time after receiving the New Services Request, Visteon shall determine in good faith whether it is able through the use of commercially reasonable efforts to accommodate the request and shall provide ACH with a Capacity Notice, it being understood by the Parties that any such accommodation shall occur in accordance with Article V.

          (c) In the event that Visteon determines that, through the use of commercially reasonable efforts, it is able to accommodate the New Services Request, Visteon shall set forth in the Capacity Notice a written description of and a schedule for commencing the New Services. Visteon and ACH shall negotiate in good faith to agree upon an amendment to a Functional Services Area Statement of Work or a new Statement of Work describing the work Visteon is to perform in connection with such New Services and the Cost of such New Services. No amendment to a Functional Services Area Statement of Work or new Statement of Work for such New Services will become effective until it has been executed by an authorized representative of each of Visteon and ACH. Within a reasonable time after receiving the Capacity Notice, ACH shall provide Visteon with a ACH Election Notice indicating whether ACH elects to receive the New Service(s) on the terms set forth in the Capacity Notice.

          (d) If ACH elects to receive the New Service(s) on the terms set forth in the Capacity Notice, and the Parties agree upon and execute an amendment to a Functional Services Area Statement of Work or a new Statement of Work, as applicable, Visteon will perform the New Services in accordance with the provisions of this Agreement. Upon execution by Visteon and ACH of an amendment to a Functional Services Area Statement of Work or a new Statement of Work for the New Services, the scope of the Services to be provided by Visteon to ACH will be expanded accordingly to include such New Services. Notwithstanding the preceding sentence, for the avoidance of doubt, the expansion of the scope of the Services to include the requested New Services pursuant to this Section 3.6 shall not expand the scope of the Services then provided by Visteon to any ACH Buyer under any Participation Agreement previously executed between Visteon and such ACH Buyer.

          (e) In the event that Visteon determines in good faith that, despite the use of commercially reasonable efforts, it is unable to accommodate the New Services Request, Visteon shall explain in reasonable detail the reasons for Visteon's inability to accommodate the request. If ACH wishes to dispute Visteon's inability to accommodate the request, then the Parties shall make use of the provisions of Article IV hereof to resolve any such dispute.

     3.7  INITIAL IT TRANSITION SERVICES.

          On a one-time basis and as part of the Services, Visteon shall provide to ACH certain initial information technology related transition Services as identified on Exhibit C ("Initial IT Transition Services"), the cost of which shall be shared equally by Visteon and ACH.

     3.8  MUTUAL OBLIGATIONS.

          (a) In addition to the other obligations of the Parties set forth in this Agreement, each Party will promptly provide all information and materials reasonably required for, and will take such other actions as are reasonably necessary to assist or enable, the other Party to perform its obligations under this Agreement. In performing their obligations under this Agreement, each Party agrees and understands that such Party's performance of its obligations is necessary to enable the other Party to perform its obligations. Accordingly, each Party agrees that if it does not perform its obligations under this Agreement and such non-performance affects the other Party's ability to perform its obligations, the other Party shall not be considered in default or breach under this Agreement to the extent its failure to perform is caused by such Party's non-performance.

          (b) Each Party acknowledges and agrees that their respective obligations under this Agreement will be governed by the fundamental principle of good faith and fair dealing and that each Party will take all commercially reasonable actions to mitigate costs or expenses to be incurred by the other Party in connection with the provision or receipt of the Services hereunder.

     3.9  CONSENTS.

          (a) This Agreement shall not constitute an agreement to provide any Service if provision of such Service, without the consent of a third party thereto, would constitute a breach or other contravention of an agreement between Visteon and any third party. Visteon shall use its best efforts to obtain the consent of any third parties to the provision of any and all Services hereunder to ACH, any ACH Buyer or Ford, as applicable, prior to the commencement of the applicable Service; provided, that ACH shall cooperate with Visteon to the extent reasonably required of ACH in order to obtain any such consents, and provided further, that, except as set forth in this Section 3.9 of this Agreement, such efforts shall not require Visteon or ACH to incur any material expenses or Liabilities or provide any material financial accommodation or to provide a guarantee to obtain any such consent (provided that Visteon agrees to accept a consent notwithstanding that it does not include a release). If such consent is not, or has not been as of the commencement of the applicable Service, obtained, or if the attempted provision of such Service(s) would adversely affect the rights of Visteon under an agreement between Visteon and a third party so that ACH would not in fact receive all such Services or would incur a Liability, until such consent is obtained (whereupon such Service(s), to the extent still required by ACH, shall be promptly provided by Visteon to ACH or the applicable Subsidiary of ACH pursuant to the applicable provisions of this Agreement), Visteon and ACH will cooperate in a mutually agreeable arrangement under which ACH would obtain the benefits and assume the obligations thereunder, including making any required payments for Services thereunder, in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to ACH, or under which Visteon would enforce for the benefit of ACH the applicable agreement with such third party and any claim, right or benefit arising thereunder.

          (b) To the extent that any consents, permissions or waivers that are required for Visteon to perform any Service(s) pursuant to this Agreement have not been obtained by Visteon as of the date of this Agreement, or any infringement of any intellectual property rights of any third party is caused thereby, Visteon shall be responsible, at its sole cost and expense, for any added costs or expenses caused thereby or necessary to clear and resolve such infringement, other than such costs or expenses as are required to be paid by Visteon pursuant to Section 7.04 of the Software License and Contribution Agreement.

                                   ARTICLE IV
                         DISPUTES AND DISPUTE RESOLUTION

     4.1  DISPUTES.

          (a) The Parties shall resolve all disputes, controversies or claims of any kind or nature arising under or in connection with this Agreement or any Statement of Work, including disputes as to the creation, validity, interpretation, breach or termination of this Agreement or any Statement of Work (other than those matters that are the subject of a Notice of Non-Compliance, which matters shall be addressed as provided in Section 4.2 below) (a "Dispute") informally to the maximum extent possible. Except as expressly provided in this Agreement or in a Functional Service Area Statement of Work as in effect as of the Effective Date, the terms and conditions of this Agreement shall take precedence over any Statement of Work.

          (b) Promptly after the date of this Agreement, each Party shall designate, and shall notify the other Party of such designation, a representative for communicating with the other Party regarding the duties and obligations of the Parties under each separate Statement of Work entered into pursuant to this Agreement (each such representative, a "Relationship Manager"). The Relationship Managers of Visteon and ACH shall act as the principal points of contact between the Parties for all matters relating to the day-to-day provision of the Services provided pursuant to a Statement of Work, and shall meet as often as may be reasonably necessary in connection therewith. The Parties agree that the Relationship Managers shall initially negotiate all Disputes and other matters of joint concern in good faith, with the intention of resolving issues between them in a mutually satisfactory manner. Either Party may change its Relationship Manager(s) by notice to the other Party pursuant to
Section 15.1 of this Agreement.

          (c) Promptly after the date of this Agreement, each Party shall designate, and shall notify the other Party of such designation, one or more senior business executives ("Designated Executives") for purposes of this
Section 4.1. The Relationship Managers of each Party shall report to the Designated Executives on a regular basis with respect to issues and concerns arising out of the provision and receipt of the Services under this Agreement. The Designated Executives of each Party shall meet from time to time during the Term, as the Parties agree to be reasonably necessary. The Parties agree that, if a Dispute cannot be resolved in a mutually satisfactory manner within thirty
(30) days by the Relationship Managers pursuant to Section 4.1(b) or Section 4.2, the Dispute may be submitted to the Parties' Designated Executives, who shall negotiate in good faith with the intention of resolving any such dispute in a mutually satisfactory manner. If the Dispute cannot be resolved in a mutually satisfactory manner by the Designated Executives within thirty (30) days of such submission, the Dispute may be submitted to dispute resolution in accordance with Section 4.3 below.

          (d) Only Disputes within the scope of this Agreement are subject to this Article. Nothing in this Section 4.1 shall preclude the Parties from exercising their termination rights under this Agreement. The cost of internal dispute resolution shall be shared equally by the Parties. Each Party shall bear its own attorneys' fees. The Parties agree all statements or offers of settlement made in connection with internal dispute resolution efforts under this Article IV shall not be considered admissions or statements against interest by either Party. The Parties further agree that they will not attempt to introduce such statements or offers of settlement at any later trial, arbitration, or mediation between the Parties.

     4.2  NOTICE OF NON-COMPLIANCE.

          In the event that ACH is dissatisfied with the level or quality of any Service provided under this Agreement or otherwise believes that Visteon is not be in full compliance with its obligations under this Agreement, ACH shall provide prompt written notice thereof (a "Notice of Non-Compliance") to Visteon, setting forth in reasonable detail the basis for ACH's belief as well as ACH's view of the actions that should be taken by ACH to remedy the alleged non-compliance. The Parties shall negotiate in good faith to address the alleged deficiency or non-compliance in a commercially reasonable manner. If the dispute cannot be resolved in a mutually satisfactory manner within thirty (30) days after receipt of such Notice of Non-Compliance, the dispute shall be submitted to the Relationship Managers of Visteon and ACH for the applicable Service. The Relationship Managers shall review the facts surrounding the claim made in the Notice of Non-Compliance, make such investigation as they may deem necessary for purposes of verification of the facts and work in good faith to develop a plan to resolve the claim made in the Notice of Non-Compliance. Upon the determination of the Relationship Managers that the claim made in the Notice of Non-Compliance was valid, the Relationship Managers shall agree in writing on a plan for the resolution of such claim and Visteon shall promptly take action as required thereunder. Pending any such final determination, Visteon shall continue to provide all Services hereunder without interruption. ACH shall not be entitled to deliver another Non-Compliance Notice or pursue other remedies with respect to the same matter so long as Visteon complies in all material respects with the terms of such resolution plan. If the Relationship Managers cannot agree upon such a determination or on a resolution plan, the Parties shall submit the issue to the Designated Executives as a Dispute in accordance with Section 4.1(c) above.

     4.3 DISPUTE RESOLUTION.

          If a Dispute arises between the Parties relating to this Agreement that the Parties have otherwise been unable to resolve pursuant to this Article IV, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief, including but not limited to damages, injunctive relief and specific performance:

          (a) The Parties promptly shall hold a meeting of executives with decision-making authority who are senior to the Designated Executives to attempt in good faith to negotiate a mutually satisfactory resolution of the Dispute; provided that no Party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled.

          (b) If the Parties are unable to negotiate a mutually satisfactory resolution as provided above, then upon request by either party, the Dispute shall be submitted to binding arbitration before a sole arbitrator in accordance with the CPR Rules, including discovery rules, for Non-Administered Arbitration. Within five Business Days after the selection of the arbitrator, each Party shall submit its requested relief to the other Party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each Party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one Party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one Party's requested relief as to certain claims or counterclaims and the other Party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other Party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator shall enter a final ruling that adopts in whole such requested relief. The arbitrator shall limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from the requests submitted by the Parties.

          (c) Arbitration shall take place in the City of Dearborn, Michigan unless the Parties agree otherwise or the arbitrator selected by the Parties orders otherwise. Punitive or exemplary damages shall not be awarded. This
Section 4.3 is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

                                    ARTICLE V
                              CHARGES AND PAYMENTS

     5.1 FEES FOR SERVICES.

          (a) During the Initial Term, the Services shall be provided to ACH at Visteon's Cost as defined below. During any Extended Term, Services shall be provided to ACH at Visteon's Cost plus a 5% mark-up. Subject to Section 3.6 of this Agreement, all New

Services to be added to the scope of the Services during the Term shall be provided to ACH as follows:

               (i) New Services resulting from statutory, regulatory or other legal requirements that affect ACH shall be provided to ACH at Visteon's Cost;

               (ii) New Services to support due diligence and other activities relating to the sale of all or substantially all of the business conducted at any Plant(s) ("Sell-Side Activities") shall be provided to ACH at Visteon's Cost. All Sell-Side Activities are set forth on Exhibit D attached hereto. The Parties acknowledge and agree that ACH shall not be obligated to request New Services relating to Sell-Side Activities from Visteon or any Visteon Third Party Service Provider, and that ACH may, in its sole discretion, elect to receive, in whole or in part, any and all New Services relating to Sell-Side Activities directly from a third party service provider not affiliated with Visteon or any Visteon Third Party Service Provider;

               (iii) New Services that were Excluded Services shall be provided to ACH at a price to be negotiated between Visteon and ACH; and

               (iv) all New Services other than as set forth in Section 5.1(a)(i), 5.1(a)(ii) and 5.1(a)(iii) of this Agreement shall be provided to ACH (A) if requested during the first eighteen (18) months of the Term of this Agreement, at Visteon's Cost during the Term, and
          (B) if requested after the first eighteen (18) months of the Term of this Agreement, at a price to be negotiated between Visteon and ACH, provided, that, where the annual cost or project cost is less than $100,000, such negotiated price shall be Visteon's Cost plus a 5% mark-up. Visteon and ACH agree to negotiate prices expeditiously, in good faith and on commercially reasonable terms.

          (b) For Businesses that are sold by ACH during the Term to ACH Buyers who qualify as ACH Buyers hereunder, Services will be provided by Visteon for up to twenty-four (24) months after each such sale, as requested by a ACH Buyer, on the following terms:

Term                             Price
----                             -----
9 months post-sale               Cost + 5%
10 - 15 months post-sale         Cost + 8%
16 months and beyond post sale   Cost + 12%

          In the event that a ACH Buyer requests New Services during such 24-month post-sale period, such New Services, subject to Section 3.3(b), shall be provided (i) if directly by Visteon to such ACH Buyer, at a price to be negotiated between Visteon and such ACH Buyer, and (ii) if indirectly by Visteon through ACH, pursuant to Section 5.1(a) of this Agreement.

          (c) All of the foregoing, together with all costs and expenses otherwise payable by ACH to Visteon under this Agreement, collectively constitute the "Service Fees". All Service Fees shall be invoiced and paid according to Section 5.3. For the avoidance of doubt, ACH shall not be liable for any Service Fees owed to Visteon by any ACH Buyer.

          (d) For purposes of this Agreement, the term "Cost" means the fully accounted costs including a reasonable allocation for internal overhead costs (excluding certain corporate staffs and overhead) as well as any direct costs for outside suppliers.

               (i) For the avoidance of doubt, the term Cost includes, without limitation, any (1) mutually agreed retention programs instituted by Visteon in order to insure performance of such services to ACH and to Visteon; (2) depreciation for any asset shared by Visteon and ACH in the course of providing or receiving Services under this Agreement, but only to the extent that such asset is (i) directly related to the provision of Services and (ii) set forth individually, and under a grouping by business function, on a schedule provided by Visteon to ACH on or before December 15, 2005; (3) for the first twenty-seven
          (27) months after the Effective Date, a fee of Twelve Million Dollars ($12,000,000) per calendar year for certain administrative services and business office management which are deemed to be part of the Services (the "Business Management Offices Charge"), which shall be invoiced to ACH and paid in equal monthly installments.

               (ii) For the avoidance of doubt, the term Cost shall not include:
          (1) any amount for which Visteon is entitled to reimbursement pursuant to the terms of the Escrow Agreement; (2) any taxes, which shall be reimbursed as set forth in Section 5.5 of this Agreement; (3) any penalties, late fees, costs or expenses of any kind, arising from any failure to perform or other breach by Visteon of any obligation under this Agreement or any other agreement relating to the Services; (4) fiduciary insurance premium increases greater than Ford's year-over-year rate of increase determined on a per capita basis; and
          (5) any Consent Expenses (as defined in the Software License and Contribution Agreement).

               (iii) For the avoidance of doubt, with respect to shared personnel that are Visteon employees or agency personnel of Visteon, Costs shall be calculated in accordance with the methods set forth for salaried Visteon personnel leased to ACH in Sections 4.01 through 4.03 of the Visteon Salaried Employee Lease Agreement.

     5.2 CAPITAL INVESTMENTS.

          (a) Subject to the provisions of this Section 5.2, Visteon shall have the right but not the obligation to make such capital investments as it deems reasonably necessary to support provision of the Services to ACH ("Qualifying Capital Investments"). Visteon shall provide advance written notice to ACH, including a description in reasonable detail of the nature and estimated amount of the cost, of any such Qualifying Capital Investments that Visteon proposes to make (each such notice a "Capital Investment Notice").

          (b) ACH shall have the right but not the obligation to request such capital investments as it deems reasonably necessary to support provision of the Services to ACH ("Qualifying Capital Investments"). Visteon shall use commercially reasonable efforts to accommodate Qualifying Capital Investments requested by ACH.

          (c) Notwithstanding Section 5.2(a), ACH shall have the right in its sole discretion to accept or reject participation in any and all Qualifying Capital Investments proposed by Visteon. Within a reasonable time after receiving a Capital Investment Notice, ACH shall provide notice to Visteon of its acceptance or rejection of participation in the proposed Qualifying Capital Investment. ACH acknowledges that its rejection of participation in a proposed Qualifying Capital Investment may constitute a Service Level Exclusion Event.

          (d) In the event that ACH elects to accept participation in a Qualifying Capital Investment proposed by Visteon,

               (i) where the Qualifying Capital Investment relates exclusively to the provision of Service(s) to ACH, ACH shall, subject to Visteon's contractual obligations with Visteon Third Party Service Providers, purchase and acquire title to, depreciate and amortize, the asset funded by such Qualifying Capital Investment; and

               (ii) where the Qualifying Capital Investment relates to the provision of Service(s) that are shared by Visteon and ACH, (A) Visteon shall pay for the entire purchase price of, and acquire title to, the asset funded by such Qualifying Capital Investment, and (B) Visteon shall include as a pass-through expense in Visteon's Cost for the affected Service(s) an amount equivalent to the amount of Visteon's depreciation/amortization and Visteon's (I) expenses to operate and maintain the asset, and/or (II) reductions in Visteon's Cost resulting from the Qualifying Capital Investment, in each case in proportion to ACH's use of such asset for the duration of such use. In the event that ACH terminates the applicable Service(s) before the asset funded by such Qualifying Capital Investment is fully depreciated/amortized, Visteon and ACH shall cooperate to mitigate any stranded costs associated with such asset.

          (e) In the event that ACH elects to reject participation in a Qualifying Capital Investment proposed by Visteon, ACH shall not be required to reimburse Visteon for any portion of the purchase price of the asset or to pay any amount relating thereto as a pass through expense included in Visteon's Cost (including depreciation, amortization and other expenses), without regard to whether such Qualifying Capital Investment relates to Services that are provided exclusively to ACH or shared by ACH and Visteon. ACH acknowledges that its rejection of participation in a proposed Qualifying Capital Investment may constitute a Service Level Exclusion Event.

     5.3 PAYMENT.

          (a) All Service Fees, unless specifically otherwise addressed in a Statement of Work, shall be calculated, invoiced and paid in accordance with this Section 5.3. The initial invoicing and payment process shall be as follows; provided, however, that within (6) months of the Effective Date, the Parties agree that they will cooperate in good faith to develop and implement, if necessary, any mutually agreeable revisions to the billing and payment process set forth in this Section 5.3.

               (i) On or about the 13th day of the month Visteon shall provide ACH with:

                    (1) a calculation of actual Service Fees incurred on behalf of ACH in the previous month (and reasonably sufficient supporting detail to enable ACH to analyze its Cost);

                    (2) a calculation of any over or under payment made by ACH in the previous month; and

                    (3) an estimated monthly Service Fee ("Estimated Monthly
               Service Fee") for the then current month. The Estimated Monthly Service Fee will contain a reasonably detailed itemization of the categories and corresponding estimated Costs allocable to ACH.

               (ii) Within two (2) Business Days of Visteon's delivery of the materials in Section 5.3(a)(i), the Parties will work collaboratively to review the information in Section 5.3(a)(i) and develop (A) a summary of any errors in or required adjustments to the actual amounts from the previous month and (B) any changes which should be reflected in the Estimated Monthly Service Fee for the then current month.

               (iii) On the next Business Day following the completion of the two Business Day period referred to in clause (ii) immediately above, Visteon will provide an invoice to ACH reflecting (A) the Estimated Monthly Service Fee, including any changes resulting from the efforts described in Section 5.3(ii)(B) above; (B) the amount of any over-payment or under-payment made by ACH in the previous month reflecting any adjustments from Section 5.3(a)(ii) above and (C) the net payment due calculated as the sum of items (A) and (B) of this
          Section 5.3(a)(iii).

               (iv) Invoices are due and payable by ACH within two (2) Business Days of receipt. Payments will be made by wire transfer to an account designated by Visteon or other method acceptable to Visteon.

          (b) As of the Effective Date, with respect to Cost items that are allocated partially to ACH and partially to Visteon in calculating the applicable Service Fee, such Cost items shall be allocated using the fixed ratios (e.g., based on North America revenue, North America salaried employee headcount, global employee headcount, etc.) set forth in the Statements of Work or otherwise identified in attachments or in Cost Schedule 1, Cost Schedule 2, or Cost Schedule 3 to the Statements of Work and, such ratios shall be applied and adjusted as agreed to by the Parties in accordance with the following principles (each, a "Fixed Allocation Ratio"):

               (i) The initial Fixed Allocation Ratios identified in each line item of a Statement of Work or the applicable schedules to such Statement of Work shall be applied to calculate the Cost to be charged to ACH with respect to such line item;

               (ii) Fixed Allocation Ratios shall be adjusted as on a quarterly basis in the following manner: Commencing in the first quarter of 2006, during the second month of each calendar quarter, Visteon shall recalculate the Fixed Allocation Ratios and submit the recalculations to ACH for its review for accuracy. Once the Parties agree on the accuracy of any appropriate adjustment, if any, for each Fixed Allocation Ratio, such agreed upon adjusted Fixed Allocation Ratio shall be applied beginning in the first month of the immediately following calendar quarter.

               (iii) Notwithstanding the provisions of clause (b)(ii) above, upon the occurrence of (A) a sale or closure of a Plant or the transfer of a Plant to Ford, (B) ACH's exit from a line of Business or
          (C) the provision to Visteon of a ACH Change Notice relating to a material change pursuant to Section 3.4 (each, a "Significant Event"), the Parties shall promptly meet and agree to an appropriate adjustment of the affected Fixed Allocation Ratio, which adjusted Fixed Allocation Ratios shall be applied in the month following the month during which the Significant Event occurs.

          (c) Visteon will provide to ACH the same billing data (including consumption detail) and level of detail as Visteon receives from a Visteon Third Party Service Provider or customarily provides to Visteon's other businesses and such other related data as may be reasonably requested by ACH, including a breakdown of the costs associated with the provision of the Services to ACH under each Statement of Work. Visteon shall provide ACH with any billing data or other information that ACH reasonably requires to verify that the proposed charges are in compliance with the Costs provided for in this Agreement.

          (d) As more specifically set forth in (i) an amended Statement of Work or a Statement of Work associated with a New Service Request, (ii) a ACH Change Notice or (iii) a Capital Investment Notice, Service Fees and such others amounts identified in a Statement of Work that are in addition to the Estimated Monthly Service Fee shall be invoiced by Visteon separately on a monthly basis as incurred by Visteon and shall be paid by ACH in accordance with this Section 5.3.

          (e) After providing Visteon with reasonable prior notice, ACH shall have the right to withhold amounts invoiced by Visteon but only with respect to amounts for which ACH determines in good faith that ACH is not liable to Visteon because the Service at issue was not provided or the invoiced amount was not correct. Any payment amounts withheld shall be submitted to the dispute resolution process set forth in Article IV.

     5.4 AUDITS AND ACCESS TO INFORMATION.

          (a) ACH or its designee shall have the right to perform audits (including, but not limited to, financial, operational and systems audits) and internal control reviews of any and all Services provided under this Agreement, including, to the extent possible, Services provided by a Visteon Third Party Service Provider. Subject to the provisions of Sections 5.4(a)(i) and 5.4(a)(ii), Visteon shall provide ACH's external auditors, other unaffiliated third party, and Ford, as applicable, with access at reasonable times and upon reasonable notice, to Visteon's data, personnel, and books and records relating to the Services for the purpose of performing such internal audits and control reviews, which may include internal audits and control reviews of the data and methodology used by Visteon to determine the costs of, and the key processes supporting, such Services.

               (i) With respect to Services provided by Visteon employees who are not leased by ACH from Visteon under the Visteon Hourly Employee Lease Agreement or the Visteon Salaried Employee Lease Agreement, and as set forth in greater detail in Exhibit E hereto, Visteon and ACH shall cooperate in good faith in order to meet the requirements of both Parties in the most efficient possible manner (A) to develop for each calendar year a mutually agreeable internal audit and control review plan, and (B) to perform, or to cause to be performed, the financial, operational and systems internal audits and reviews contemplated by this Section 5.4. Visteon and ACH agree to meet not less than four times each calendar year, to develop and/or modify and adjust, by mutual agreement, the internal audit and control review plan for the applicable calendar year. Notwithstanding the foregoing, if either (i) Visteon elects not to perform, or to cause to be performed, an internal audit or control review of any aspect of the Services required by the agreed upon internal audit and control review plan or otherwise requested by ACH or (ii) ACH disagrees in any material respect with the conduct or results of any such internal audit or control review, ACH shall have the right to perform, or to cause to be performed, an internal audit or control review of such aspect of the Services in accordance with this Section 5.4.

               (ii) Notwithstanding any other provision of this Section 5.4, ACH or its designee shall have the sole right to perform internal audits and control reviews of processes (including, but not limited to, financial, operational and systems processes) directed by ACH and any employees leased by ACH from Visteon under the Hourly Employee Lease Agreement and the Salaried Employee Lease Agreement.

          (b) If any internal audit or control review reveals either (i) any actual or potential ongoing or one-time material financial or operational risk to ACH or Visteon in excess of $500,000, or (ii) any material violation of law, regulation or other applicable governmental requirement, fraud, theft, or other significant risk to ACH or Visteon that relates to the Services, Visteon or ACH shall provide the other Party with all such information reasonably required by the other Party in order for the other Party to understand the nature of the risk and with a copy of the report containing such findings to the extent relevant to the Services, together with a summary description of any corrective action, the timing thereof, and subsequent testing for such risk as contemplated by Visteon. In the event that ACH requests that Visteon take any material action under this Agreement relating to internal controls, including, but not limited to, separation of systems or information, systems processing, Visteon and ACH data, or imposition of security measures or other activities for purposes of ACH's compliance with any law, regulation or other applicable governmental requirement (including the internal controls requirements of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act")), Visteon shall use commercially reasonable efforts to accommodate such request, provided, that ACH shall be responsible for all costs and expenses of such request, but only to the extent that the action requested is incremental to Visteon's obligations pursuant to
Section 3.1(e).

          (c) Each Party shall be responsible for its own personnel and other costs in connection with the performance of, or provision of access and assistance relating to, internal audits or control reviews under this Section
5.4 (including, but not limited to, all such items set forth in Exhibit E hereto). Each of the Parties may request, however, that a SAS 70 Type II review be performed and a SAS 70 Type II report be provided to such Party with respect to the Services, provided, that the requesting Party shall bear the expenses of such SAS 70 Type II review and report.

          (d) Subject to the confidentiality provisions and any other restrictions contained in the terms and conditions of this Agreement, Visteon and ACH shall provide, upon written request, any information within such Party's possession that the requesting Party reasonably needs in connection with Services being provided by or to such requesting Party (i) to comply with requirements imposed on the requesting Party by a governmental authority; (ii) for use by such requesting Party in any internal audit, control review, accounting, tax or similar process; or (iii) otherwise to comply with such requesting Party's obligations under this Agreement. Notwithstanding the foregoing, Visteon shall only be obligated to provide access to any of Visteon's personnel records, internal costing data, research and development data or other information, in each case to the extent that such information relates to the Business or the Services provided under this Agreement. ACH's auditors and other representatives shall sign a non-disclosure agreement in form and substance mutually agreeable to the Parties and shall comply with Visteon's reasonable security requirements. With respect to any internal audit or control review under this Agreement conducted jointly by the Parties or their designees under this Section 5.4, each Party shall provide the other upon request with copies of work papers prepared by its audit personnel (or the audit personnel of its designees) regarding such audit or internal control review; provided, however, that neither Party shall be obligated under this Section 5.4 to provide any documents or information protected by attorney-client privilege or the work product doctrine.

     5.5 TAXES.

          ACH shall be responsible for and pay any and all excise, sales, use, gross receipts, Mexican value-added or other similar transaction taxes (provided that Visteon provides ACH with supporting documentation, including a VAT invoice, as appropriate) that may be levied by any domestic or foreign government related to the charges or Services rendered pursuant to this Agreement. Where allowed by Law, ACH may pay such taxes directly to the applicable tax authorities and, in such cases, will furnish Visteon with appropriate documentation (e.g., direct-pay permit, etc.). In all other cases, applicable taxes will be included as a component of the Estimated Monthly Service Fee charged by Visteon to ACH under this Agreement or, where necessary, billed separately.

                                   ARTICLE VI
                                   TERMINATION

     6.1 TERMINATION BY VISTEON.

          Visteon shall have the right to terminate this Agreement upon notice to ACH in the event any of the following occur:

          (a) The commencement of any proceedings under court supervision for the liquidation or dissolution of ACH;

          (b) The insolvency, appointment of a receiver for or institution of reorganization or similar proceedings of or for ACH;

          (c) The making of any assignment for the benefit of creditors by ACH;

          (d) The filing of a petition in bankruptcy by or against ACH under any bankruptcy or debtor's Laws for its relief or reorganization or for the composition, extension, arrangement or readjustment of its obligations; or

          (e) The failure by ACH to perform any of its material obligations under this Agreement relating to any of the Services, which has not been corrected within thirty (30) calendar days after written notice thereof is delivered to ACH by Visteon or in the event of non-payment of any Service Fees payable to Visteon by ACH pursuant to Section 5.3 above (other than those Service Fees that are withheld pursuant to Section 5.3(e) above) which has not been cured within five (5) Business Days after written notice has been delivered by Visteon to ACH. ACH acknowledges and agrees that any such failure of ACH that materially adversely affects Visteon's relationship with any Visteon Third Party Service Provider shall be deemed to constitute a material failure for purposes of the foregoing.

     6.2 TERMINATION OF AGREEMENT AND SERVICES BY ACH.

          (a) ACH may terminate this Agreement prior to the expiration of the
Term: (i) if Visteon fails to perform any of its material obligations under this Agreement relating to the Services, following notice and reasonable opportunity to cure; or (ii) for any reason, upon ninety (90) days' advance written notice to Visteon.

          (b) Subject to any applicable provision in a Statement of Work, ACH may terminate one or more Statement(s) of Work in its or their entirety, or any Service(s) in its or their entirety provided under such Statement(s) of Work, with respect to one or more Plant(s), by giving Visteon ninety (90) days' written notice of such termination. In the event of any such termination, the applicable Statement of Work and the applicable Service Level Schedule for such Service shall be deemed to have been terminated or amended, as the case may be, accordingly.

          (c) In the event of any termination of this Agreement, a Statement of Work or a Service pursuant to this Section 6.2, ACH shall not be responsible for any Termination Charges or other costs, expenses, fees, or charges of any kind whatsoever incurred by or imposed on or required to be paid by Visteon as a result of such termination, including those payable to any Visteon Third Party Service Provider. Each of Visteon and ACH acknowledges that Visteon shall be entitled to reimbursement of any such Termination Charges or other costs, expenses, fees or charges pursuant to the terms of the Escrow Agreement.

          (d) Upon the termination of any Services by ACH pursuant to this
Section 6.2, such terminated Services shall be deemed to be Excluded Services for all purposes under this Agreement.

     6.3 EFFECT OF EXPIRATION OR TERMINATION; SURVIVAL.

          (a) Upon termination of any particular Service or of this Agreement in accordance with its terms, Visteon shall have no further obligation to provide such terminated Service or to perform its obligations hereunder with respect to such terminated Service, and ACH shall not have any obligation to purchase any such terminated Service from Visteon, pay any Termination Charges or other fees relating to such terminated service or make any other payments with respect to such terminated Service after the date of expiration, except in either case as provided in Section 6.2 or otherwise expressly set forth in this Agreement.

          (b) If ACH terminates this Agreement, any or all Services, or all Services at a particular Plant pursuant to Section 6.2(b) prior to the expiration of the Term, upon the written request of ACH (which shall be delivered to Visteon as a New Services Request pursuant to Section 3.6 concurrently with ACH's written notice of termination to Visteon pursuant to
Section 6.2(b)), Visteon and ACH shall cooperate to transition the affected businesses from the Services to the new systems used by ACH or a ACH Buyer; provided however, that unless otherwise agreed to by the Parties in writing, Visteon's obligation to cooperate in such transition shall not exceed ninety
(90) days from the date of such notice of termination.

          (c) Notwithstanding any termination of a Service or expiration or termination of this Agreement, but subject to the other terms of this Agreement, ACH shall remain liable to Visteon for all Service Fees and amounts, costs and expenses payable or incurred by Visteon or any of its Affiliates on behalf of ACH in connection with the provision of any Services prior to the effective date of such termination in accordance with the terms of this Agreement.

          (d) Upon expiration or termination of this Agreement: (i) no Party shall be relieved of any liability for the breach of any provision of this Agreement; and (ii) any amounts owed hereunder by one Party to another Party shall be paid as they become due and payable within forty-five (45) days under the terms of this Agreement as applicable to payments prior to the expiration or termination of this Agreement, and shall be made by wire transfer of immediately available funds; provided that, with respect to payment for any Services, all Service Fees shall be invoiced sixty (60) days after the end of the month during which such termination occurred. Upon expiration or termination of this Agreement, all rights and obligations hereunder will terminate except that Articles IV, IX, XI, XII, XIV and XV and Sections 5.3, 5.4, and 6.3 will continue to survive any expiration or termination of this Agreement.

                                   ARTICLE VII
                      USE OF VISTEON SOFTWARE AND EQUIPMENT

     7.1 USE OF VISTEON SOFTWARE AND EQUIPMENT.

          ACH acknowledges and agrees that certain assets used by Visteon in the provision of the Services, including various components of the Equipment, Visteon Owned Software and Visteon Licensed Software, will be shared and used concurrently by Visteon, ACH and ACH Buyers, and/or a third party(ies) during the Term of this Agreement.

                                  ARTICLE VIII
                        PERSONNEL, FACILITIES AND SYSTEMS

     8.1 PERSONNEL.

          (a) Services may be provided by such Personnel as Visteon deems appropriate in its reasonable discretion. Visteon may hire or engage one or more subcontractors or other third parties to perform all or any of the Services, provided that Visteon shall remain ultimately liable and responsible for compliance with the terms and conditions of the Agreement.

          (b) During the Term, ACH agrees not to solicit, directly or indirectly, for employment or employ any Visteon Personnel (other than retired Personnel) who is or was actively involved in the performance, consumption or evaluation of the Services without the prior written consent of Visteon; provided, however, that nothing contained herein will prevent ACH from hiring any such Personnel who responds to a general hiring program conducted in the ordinary course of business or who approaches ACH on a wholly unsolicited basis.

     8.2 FACILITIES.

          (a) The Services shall be provided by Visteon from locations as determined by Visteon in its sole discretion from time to time during the Term and using the Equipment and furniture and fixtures owned or leased by Visteon or its Affiliates, or owned or leased by Visteon Third Party Service Providers (collectively, the "Facilities"). Visteon may move or change Facilities in its discretion from time to time as required for Visteon's business, provided that Visteon continues to fulfill its obligations under this Agreement. Except where purchased by ACH pursuant to Section 5.2(d)(i), ACH acknowledges and agrees that it shall not have any right, title, or interest in or to the Facilities (including the Equipment).

          (b) Subject to the mutual agreement of the Parties, the Services may also be provided by Visteon from locations owned or leased by ACH and using equipment and furniture and fixtures owned or leased by ACH. Subject to the mutual agreement of the Parties, to the extent any Service requires access to or use of any asset of ACH or its Affiliates, ACH shall permit Visteon's Personnel, or cause ACH's Affiliates and Subsidiaries to permit Visteon's Personnel, to have such reasonable access and reasonable use of any such asset, without charge or expense to Visteon, for the provision of Services. Further, subject to the mutual agreement of the Parties, ACH shall provide Visteon with all reasonable access to and right to use ACH's personnel, facilities, equipment, data and software (including object code and source code therefor) as Visteon reasonably deems necessary to provide the Services. Visteon shall store and safeguard all storage media containing such equipment, data and software in the possession and custody of Visteon in accordance with Visteon's standards for maintaining its own similar data or software.

     8.3 TECHNOLOGY CHANGES.

          (a) Visteon shall have the right to control and change the configuration and operation of any changes to all Equipment used to provide the Services, whether or not fully dedicated to provide Services. In addition, Visteon shall be entitled to move the location at which the Services are performed, including the facilities in which data of ACH is processed at the convenience of Visteon to functionally equivalent equipment owned or operated by Visteon or one of its Subsidiaries, Affiliates and/or contractors, provided that Visteon continues thereafter to fulfill its obligations under this Agreement. Visteon may make any material changes to technology infrastructure and applications within the Equipment (including but not limited to mainframe equipment, servers, data storage devices, wide area network and local area network equipment, peripherals, desktop and laptop computers, telephones, telephone systems, telephone networks, voice mail systems and voice mail networks), systems, systems architecture, software, databases, technology infrastructure and applications or any other item or service acquired (including, without limitation, by adding updates and new releases and changing the operating system or particular software or equipment) that Visteon determines are desirable in the normal course of business ("Technology Changes"), provided, that Visteon continues thereafter to fulfill its obligations under this Agreement, and provided further, that any Technology Changes that constitute Capital Investments shall be subject to Section 5.2 of this Agreement.

          (b) In the event that Visteon determines to implement a Technology Change, Visteon shall provide to ACH with reasonable advance written notice a Visteon Change Notice. The Visteon Change Notice shall include a description in reasonable detail of the Technology Change. Within a reasonable time after the receipt of a Visteon Change Notice, ACH shall provide a ACH Election Notice to Visteon indicating whether ACH desires to continue to receive the affected Service(s) or whether ACH desires to terminate the affected Service(s) in accordance with Section 6.2(b) of this Agreement. If, notwithstanding the Technology Change described in the Visteon Change Notice, ACH elects in the ACH Election Notice to continue to receive the affected Service(s), Visteon shall use commercially reasonable efforts (as defined in Section 3.6) to continue to provide or procure such Service(s) on behalf of ACH in accordance with the terms of this Agreement, it being understood by the Parties that Visteon any such continued provision or procuring of the Service(s) shall occur in accordance with Article V. Within a reasonable time after receipt of the ACH Election Notice, Visteon shall determine in good faith whether it is able through the use of commercially reasonable efforts to continue to provide or procure such Service(s) and shall provide ACH with a Visteon Capacity Notice. In the event that Visteon determines in good faith that, despite the use of commercially reasonable efforts, it is unable to continue to provide or procure such Service(s), Visteon shall explain in reasonable detail in the Visteon Capacity Notice the reasons for Visteon's inability to continue to provide or procure such Service(s) and shall cooperate in good faith with ACH to identify and facilitate (by providing reasonable access to its personnel, facilities, equipment or otherwise) an alternative means of obtaining such Service(s). If ACH wishes to dispute Visteon's inability to provide or procure such Service(s), then the Parties shall make use of the provisions of Article IV hereof to resolve any such dispute.

          (c) ACH shall not change any procedure or method of operation that materially adversely affects Visteon's performance of its obligations under this Agreement or any of the Equipment without Visteon's prior written consent.

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.1 INDEMNIFICATION.

          The Parties agree that the applicable provisions of Article VIII of the Contribution Agreement subject to the specific limitations and exclusions set forth in Article XII of this Agreement shall apply to this Agreement.

     9.2 EXCLUSIVE REMEDY.

          Subject to Article XII, the Parties acknowledge that their sole remedy contained in this Agreement shall be as referred to in this Article IX. Nothing contained herein, however, shall limit the rights of any Party to seek and obtain injunctive relief to specifically enforce the other Party's obligations hereunder under Section 15.12 or otherwise.

                                    ARTICLE X
                COMPLIANCE WITH AND CHANGES TO LAWS AND POLICIES

     10.1 COMPLIANCE WITH LAWS AND POLICIES.

          (a) At all times while a Statement of Work is in effect, Visteon shall comply, and shall remain in compliance, with all applicable Laws affecting its performance of the Services, and the terms of this Agreement relating to or affecting the performance of its obligations hereunder, and shall secure and maintain in full force and effect all governmentally required licenses, permits and authorizations necessary for the performance of its obligations hereunder. Visteon shall comply with all Laws applicable to its business. Notwithstanding any provision herein to the contrary, Visteon shall be entitled to reasonably rely on all written instructions provided by a duly authorized officer of ACH to Visteon with respect to legal and regulatory requirements applicable to the businesses of ACH.

          (b) At all times during the Term of this Agreement, ACH shall comply, and be and remain in compliance with all applicable Laws and the terms of this Agreement relating to or affecting the receipt of the Services and the performance of its obligations hereunder, and shall secure and maintain in full force and effect all licenses, permits and authorizations necessary for the performance of its obligations hereunder, provided, that ACH shall not be responsible for any failure or inability to meet its obligations under this
Section 10.1(b) where such failure or inability arises from, or is reasonably attributable to, any failure or inability of Visteon to comply with Visteon's obligations under this Agreement, including, but not limited to, the failure or inability of Visteon to obtain any consents required in order to provide Services to ACH under this Agreement.

     10.2 CHANGES IN LAWS.

          Notwithstanding anything to the contrary in this Agreement, in the event of any change in Law or enactment of a new Law that affects the Services after the date of this Agreement, Visteon and ACH will negotiate in good faith to modify the applicable Statement of Work (including the Service Fees) and related Services to the extent necessary to comply with such new or amended Law. For the avoidance of doubt, to the extent New Services are required for purposes of such compliance, Visteon shall provide such New Services to ACH in accordance with Section 3.6, and all such New Services shall be provided to ACH (but not to ACH Buyers) in accordance with Article V of this Agreement. To the extent that a change in any applicable Laws adversely affects the ability of Visteon to perform its obligations under this Agreement, Visteon shall take such actions as are reasonably necessary and appropriate for Visteon to fulfill its obligations hereunder. To the extent that a change in any applicable Law adversely affects the ability of ACH to receive or to use Services, ACH shall take such actions as are reasonably necessary and appropriate for ACH to receive or to use Services or otherwise to fulfill its obligations hereunder. If any joint action by Visteon or ACH is required under this Section, ACH and Visteon shall cooperate in good faith to promptly and mutually agree upon the course of action required.

                                   ARTICLE XI
                            CONFIDENTIAL INFORMATION

     11.1 CONFIDENTIAL INFORMATION.

          (a) Each of Visteon and ACH agrees to hold in confidence, and to use only in connection with the provision or receipt of the Services under this Agreement, all information that is disclosed under this Agreement and designated by the disclosing Party in writing or by appropriate stamp or legend as "CONFIDENTIAL" or some similar marking of like importance, or where the nature of the information is such that a reasonable person who deals with such information would believe that a party intends or is obligated to maintain it as confidential (hereinafter "Confidential Information"). For the avoidance of doubt, the Parties agree that Confidential Information shall include information of Visteon Third Party Service Providers that is designated as confidential under the terms of an agreement between Visteon and such Visteon Third Party Service provided that such information is designated by the disclosing Party in writing or by appropriate stamp or legend as "CONFIDENTIAL" or some similar marking of like importance. The receiving Party agrees to use the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use and disclosure of the Confidential Information to third parties (including
Ford) as it uses to protect its own confidential information of like importance. Except as specified below, the obligations of this Article XI shall terminate on the expiration of the Term of this Agreement, after which the party having received the Confidential Information shall limit further disclosure in the same manner as that party protects its own confidential information of like importance.

          (b) Notwithstanding any other provision of this Agreement, the obligations of restricted disclosure and use specified herein will not apply to Confidential Information which: (i) is available as of the Effective Date or becomes available to the public without breach of this Agreement; (ii) is authorized for release in writing by the disclosing Party prior to the applicable disclosure; (iii) is lawfully obtained from a third party or parties without a duty of confidentiality; (iv) is disclosed to a third party by the disclosing Party without a similar duty of confidentiality; or (v) is at any time developed by the receiving Party independently of any related disclosure(s) from the disclosing Party.

          (c) With regard to any Confidential Information disclosed pursuant to this Agreement, the receiving Party shall not be liable for unauthorized disclosure of such Confidential Information pursuant to judicial action or governmental regulations or requirements, provided that the receiving Party notifies the disclosing Party of the need for such disclosure within a reasonable period of time before such disclosure is required.

                                   ARTICLE XII
                     LIMITATION OF LIABILITY; NO WARRANTIES

     12.1 LIMITATION OF LIABILITY.

          Notwithstanding any other provision of this Agreement, and for any reason, including breach of any duty imposed by this Agreement or independent of this Agreement, and regardless of any claim in contract, tort (including negligence) or otherwise, the liability of each Party under this Agreement and all Participation Agreements, for any single breach, other than ACH's obligations to make payments to Visteon under this Agreement, shall in no circumstance exceed, in the aggregate the total amount of all payments made to Visteon by ACH for the Services during the three (3) months prior to the act or event giving rise to such claim under the Statement of Work to which such claim relates.

     12.2 EXCLUSION OF INCIDENTAL AND CONSEQUENTIAL DAMAGES.

          INDEPENDENT OF, SEVERABLE FROM, AND TO BE ENFORCED INDEPENDENTLY OF ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY'S RIGHTS) IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, LOSS OF BUSINESS, OR OTHER ECONOMIC DAMAGE, EXCEPT IN THE CASE OF WILLFUL OR INTENTIONAL BREACH.

     12.3 NO WARRANTIES.

          EXCEPT AS SET FORTH IN SECTION 3.1(e) OR AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, VISTEON MAKES NO WARRANTIES, EXPRESS OR IMPLIED, IN CONNECTION HEREWITH (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY SERVICES OR ANY DATA, WORKS OR MATERIALS PROVIDED HEREUNDER) INCLUDING, BUT NOT LIMITED TO, NON-WARRANTIES OF IMPLIED MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT WITH RESPECT TO THE SERVICES OR ANY DATA, WORKS OR MATERIALS TO BE PROVIDED UNDER THIS AGREEMENT.

     12.4 ESSENTIAL ELEMENTS.

          ACH and Visteon acknowledge and agree that the limitations contained in this Article XII are essential to this Agreement, and that Visteon and ACH have expressly relied upon the inclusion of each and every provision of this
Article XII as a condition to executing this Agreement.


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
                                  ARTICLE XIII
                                  FORCE MAJEURE

     13.1 FORCE MAJEURE.

          If either Party hereto is rendered unable wholly or in part by Force Majeure (as defined herein) to perform its obligations hereunder (other than the obligation to pay money), such Party shall give prompt notice to the other Party with reasonable particulars thereof and the probable extent of the inability to perform such obligation, whereupon the obligation of such Party shall be suspended so far as it is affected by such Force Majeure during but no longer than the continuance thereof. The affected Party shall use all possible diligence to remove such Force Majeure.

          (b) For the purpose of this Agreement, the term "Force Majeure" shall mean any act of God, strike or lockout or other labor dispute, act of the public enemy, war declared or undeclared, terrorist act, blockade, revolution, riot, insurrection, civil commotion, lightening, fire, storm, flood, earthquake, explosion, governmental restraint, embargo, inability to obtain or delay in obtaining governmental approvals, permits, licenses or allocations (excluding any such governmental approvals, permits, licenses or allocations that a Party was required to obtain under any Contribution Agreement Transaction Document, Visteon A Transaction Document or Visteon B Transaction Document), and any other cause of the kind enumerated above which is not reasonably within the control of the Party claiming Force Majeure.

                                   ARTICLE XIV
                              INTELLECTUAL PROPERTY

     14.1 INTELLECTUAL PROPERTY

     The Parties agree that this Agreement shall require the performance of Services only and shall not entail any transfer or licensing of either Party's rights in intellectual property. Notwithstanding anything in this Agreement to the contrary, the rights of the Parties as set forth in the Intellectual Property Contribution Agreement and the Software License and Contribution Agreement shall not be modified or affected in any manner by the provisions of this Agreement.

     14.2 INTEREST IN PROPRIETARY INFORMATION.

          (a) Except as set forth in Section 14.2 (b), ACH shall not be deemed to have acquired any interest in proprietary information of Visteon which becomes available to ACH in the performance of Visteon's obligations under this Agreement or otherwise in connection with the provision of Services. Visteon shall not be deemed to have acquired any interest in proprietary information of ACH which becomes available in performance of the obligations under this Agreement or otherwise in connection with the provision of Services.

          (b) As used in this Section 14.2, "Shared Resource" shall mean any employees, or if applicable, agents, subcontractors or representatives of Visteon or its Affiliates who provide any Services under this Agreement and who are obligated under law or contract to assign or license intellectual property rights to Visteon.


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
          (c) (i) The Parties agree that all right, title and interest in and to intellectual property developed or conceived by a Shared Resource shall be owned by the party for which the Shared Resource was working, at the time of development or conception, only if there is convincing evidence that such intellectual property could not reasonably be attributed to a task or project previously or currently assigned by the other party. Visteon hereby agrees that if ownership of the intellectual property under this Section 14.2(c)(i) should be assigned to ACH, Visteon shall or shall cause its subsidiary to assign such intellectual property to ACH. The Parties agree to meet on a regularly scheduled basis to review all disclosures submitted to either party that name one or more Shared Resources as an inventor. The Parties shall agree at that time whether the invention satisfies the requirements of this Article. If the Parties can not come to an agreement, then Sections 14.2(c)(ii) through (c)(vi) shall apply as appropriate.

               (ii) The Parties agree that all right, title and interest in intellectual property developed in the course of providing Services related to Visteon Core Shared Products and Technologies (as defined in the Intellectual Property Contribution Agreement) under this Agreement shall be owned by Visteon. Further, Visteon shall grant or shall cause its subsidiary to grant to ACH an irrevocable, non-exclusive, worldwide, non-sublicensable, fully paid, royalty free license to make, have made, use, have used, offer for sale, sell and import products under any of the intellectual property developed in the course of providing Services related to Visteon Core Shared Products and Technologies under this Agreement.

               (iii) Visteon shall or shall cause its subsidiary to assign all right, title and interest in intellectual property developed in the course of providing Services related to Visteon Non-Core Shared Products and Technologies (as defined in the Intellectual Property Contribution Agreement) under this Agreement to ACH. Further, ACH shall grant to Visteon or Visteon's designated subsidiary an irrevocable, non-exclusive, non-sublicensable, fully paid, royalty free license to make, have made, use, have used, offer for sale, sell, and import products and methods under any of the intellectual property developed in the course of providing Services related to Visteon Non-Core Shared Products and Technologies under this Agreement.

               (iv) Visteon agrees to grant to ACH a royalty bearing license on commercially reasonable terms and conditions to Visteon's or its subsidiaries' intellectual property which is necessary to utilize the intellectual property developed in the course of providing Services related to Visteon Non-Core Shared Products and Technologies under this Agreement. Such royalty bearing license shall not apply to royalty free rights granted to ACH under the Intellectual Property Contribution Agreement.

               (v) Visteon agrees to grant to ACH on commercially reasonable terms (i) an irrevocable, non-exclusive, non-sublicensable, royalty bearing license to make and use products and manufacturing methods in North America, and
(ii) an irrevocable, non-exclusive, worldwide, non-sublicensable, royalty bearing license to use, have used, offer for sale, sell, and import products, to Visteon's or its subsidiaries' intellectual property which is necessary to utilize the intellectual property developed in the course of providing Services related to Visteon Core Shared Products and Technologies under this Agreement. Such royalty bearing license shall not apply to royalty free rights granted to ACH under the Intellectual Property Contribution Agreement.


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
               (vi) The license rights granted in Sections 14.2(c)(ii), (iii),
(iv), or (v) shall be severable and separately transferable by business, under the same terms and conditions, upon the sale of all or substantially all of the assets related to that business to a ACH Buyer. Subject to the terms of Section 7.04(B) of the Intellectual Property Contribution Agreement, the licensee of the rights granted in Sections 14.2(c)(ii), (iii), (iv), or (v) above shall retain rights under that portion of such license which is transferred to the ACH Buyer in the event that the licensee has remaining manufacturing facilities currently producing products requiring all or a portion of the transferred license.

                                   ARTICLE XV
                                  MISCELLANEOUS

     15.1 NOTICES.

          All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail ("e-mail") transmission, so long as a receipt of such email is requested and received) and shall be given, if to ACH, to:

          Automotive Components Holdings, LLC
          c/o Ford Motor Company
          Office of the Secretary
          One American Road
          11th Floor World Headquarters
          Dearborn, Michigan 48126
          Attention: Peter J. Sherry, Jr.
          Facsimile No.: (313) 248-8713
          E-mail: psherry@ford.com

     with a copy to:

          Ford Motor Company
          Office of the General Counsel
          One American Road
          320 World Headquarters
          Dearborn, Michigan 48126
          Attention: Marcia J. Nunn
          Facsimile No.: (313) 337-3209
          E-mail: mnunn@ford.com

     if to Visteon, to:

          Visteon Corporation
          One Village Center Drive
          Van Buren Township, Michigan 48111
          Attention: John Donofrio, General Counsel
          Facsimile No.: (734) 710 - 7132
          E-mail: jdonofri@visteon.com


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
or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     15.2 AMENDMENTS; WAIVER.

          (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

          (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     15.3 INTERPRETATION.

          (a) When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

          (b) No provision of this Agreement will be interpreted in favor of, or against, any Party hereto by reason of the extent to which any such Party hereto or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     15.4 SUCCESSORS AND ASSIGNS.

          The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto. Notwithstanding the foregoing, Visteon may assign this Agreement and any and all rights, duties and obligations hereunder to any directly or indirectly wholly-owned Subsidiary of Visteon without the consent of ACH or any ACH Buyer, provided that such an assignment shall not constitute a release of Visteon. The Parties acknowledge and agree that the use by Visteon of a Visteon Third Party Service Provider to provide any of the Services shall not constitute an assignment. In no event shall a ACH Buyer be permitted to assign a Participation Agreement or any rights, interests or obligations thereunder without the consent of Visteon, which consent may be withheld for any reason.


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
     15.5 GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with the law of the State of Michigan, without regard to the conflicts of law rules of such state.

     15.6 JURISDICTION.

          Subject to Article IV hereof, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court sitting in Michigan or any Michigan State court sitting in Wayne County or Oakland County, Michigan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Michigan, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

     15.7 WAIVER OF JURY TRIAL.

          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     15.8 COUNTERPARTS; EFFECTIVENESS; THIRD-PARTY BENEFICIARIES.

          This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns under Section 15.4.

     15.9 ENTIRE AGREEMENT.

          This Agreement, together with all Statements of Work and all schedules, exhibits and attachments thereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.


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
     15.10 SEVERABILITY.

          If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     15.11 INDEPENDENT CONTRACTORS.

          This Agreement does not constitute a partnership and nothing herein is intended to render, nor shall anything herein be construed to render, the Parties hereto as partners of each other. Nothing contained herein shall render either Party an agent of the other Party, and neither Party shall have the power, authority or right to act on behalf of or bind the other Party or negotiate or conclude contracts on behalf of or in the name of the other Party or impose any liability or obligation to third parties upon the other Party. Neither Party shall incur or accept any liability or enter into any commitments or contracts on behalf of the other Party.

     15.12 SPECIFIC PERFORMANCE.

          The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 15.6, in addition to any other remedy to which they are entitled at law or in equity.

                    [Signatures appear on the following page]


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
          IN WITNESS WHEREOF, each of the Parties hereto, having caused this Master Services Agreement to be duly executed, do hereby warrant and represent that their respective signatories, whose signatures appear below, have been and are on the date of this document officers duly authorized by all necessary and appropriate corporate action to execute this Master Services Agreement.

VISTEON CORPORATION, a Delaware         AUTOMOTIVE COMPONENTS HOLDINGS, LLC,
corporation                             a Delaware limited liability company


By: /s/ James F. Palmer                 By: /s/ James F. Palmer
    ---------------------------------       ------------------------------------
Its: Executive Vice President           Its: President
     and Chief Financial Officer

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